Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2008

HOUSTON, August 7, 2008 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $27.7 million, or $0.68 per diluted share for the three months ended June 30, 2008, versus net income of $24.1 million, or $0.59 per diluted share for the second quarter of 2007. Total revenues increased approximately 24% to $142.5 million for the quarter ended June 30, 2008 from $114.7 million for the same period in 2007 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $37.8 million in the second quarter of 2008 from $32.9 million in the second quarter of 2007.

For the six months ended June 30, 2008, net income was $53.1 million, or $1.29 per diluted share, compared with net income of $48.2 million, or $1.18 per diluted share, for the same period in 2007. Revenues for the six months ended June 30, 2008 were $275.0 million, an increase of approximately 18% when compared to revenues of $232.4 million for the same period last year. Operating income increased to $72.5 million for the six months ended June 30, 2008 from $65.6 million during the same period of 2007.

In addition, the Company announced that its backlog at June 30, 2008 was approximately $560 million, compared to its June 30, 2007 backlog of approximately $394 million. The Company’s June 30, 2008 backlog represents an increase of $122 million over its previously reported backlog of $438 million as of March 31, 2008. This increase is primarily the result of the receipt of orders for the supply of Dril-Quip Drilling Riser Systems for two newbuild deepwater floating drilling rigs. These orders have a total value of approximately $80 million and are scheduled for delivery during 2010.

The Company expects its earnings per share for the quarter ending September 30, 2008 to approximate $0.63 to $0.73 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
Revenues	$114,701	$142,544	$232,383	$274,957
Cost and expenses:
Cost of sales	64,492	83,726	132,242	161,545
Selling, general and administrative	12,066	14,187	24,084	27,805
Engineering and product development	5,280	6,871	10,486	13,135

	81,838	104,784	166,812	202,485

Operating income	32,863	37,760	65,571	72,472
Interest income	1,984	929	3,749	2,633
Interest expense	(61)	(44)	(158)	(102)

Income before income taxes	34,786	38,645	69,162	75,003
Income tax provision	10,677	10,942	21,002	21,909

Net income	$24,109	$27,703	$48,160	$53,094

Diluted earnings per common share	$0.59	$0.68	$1.18	$1.29

Weighted average common shares – diluted	41,003	40,859	40,971	41,026

Depreciation and amortization	$3,816	$4,214	$7,693	$8,290

Capital expenditures	$5,028	$16,208	$9,578	$30,242